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                                                                  EXHIBIT 10.4

                              "THE PRICE IS RIGHT"

                          NETWORK PRODUCTION AGREEMENT

1.       IDENTIFICATION

         This production agreement (the "Agreement") is dated as of the 6th day of October, 1995 and is entered into between Interpublic Game Shows, Inc., a wholly-owned subsidiary of The Interpublic Group of Companies, Inc., whose address is 1271 Avenue of the Americas, New York, N.Y. 10020 ("Sub"), and TPIR LLC, a California limited liability company, directly or indirectly controlled and majority-owned by the Estate of Mark Goodson, whose address is 5750 Wilshire Blvd., Los Angeles, CA 90036 ("Producer"), with respect to the program entitled "The Price Is Right" (the "The Price Is Right" or the "Program").

2.       THE SERIES

         "The Price Is Right" is a game show series currently produced by Mark Goodson Productions, L.P. and aired on the CBS Network. Pursuant to an Asset Purchase Agreement dated as of October 6, 1995 between Mark Goodson Productions, L.P., The Child's Play Company, and the Estate of Mark Goodson on the one hand, and Mark Goodson Productions, LLC (the "LLC"), The Interpublic Group of Companies, Inc., and All American Communications, Inc. on the other hand (the "Asset Purchase Agreement") and certain license agreements, specifically the Main License Agreement from the LLC to All American Goodson, Inc. ("AAG") as licensee and the Sublicense from AAG to Sub as sublicensee (the "Network License Agreement"), Sub has the right to produce and license new episodes of the Program (together with replays as part of the series commitment) to either the CBS, NBC, ABC or FOX Television Networks (each a "Network") or to the UPN or WBN Television Network (each a "Network Alternate"), in the United States, its territories and possessions (and to license retransmission thereof in Canada in the English language) during the Term. The Program is currently being produced through the 1995/1996 broadcast season on the CBS Network pursuant to a network license agreement (the "CBS License") the rights and obligations under which have been assigned from the LLC to AAG to Sub. Without limiting the generality of the foregoing AAG has irrevocably assigned its

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         right to collect receivables earned under the CBS License to Sub.  It is currently anticipated that Sub may from time to time enter into a license agreement for the Program with one or more of the Networks or Network Alternates for the period after the 1995/1996 broadcast season and during the Earn-Out Period referenced in the Asset Purchase Agreement whereby Sub shall be responsible for causing the production of the Program in accordance with the content, approval and delivery requirements set forth in the Network License Agreement. For so long as this Agreement is in effect, without the Producer's prior written consent, which shall not be unreasonably withheld or delayed, Sub shall not amend, modify, terminate (other than expressly in accordance with the Network License Agreement's terms as in effect on the date hereof and as thereafter modified in accordance therewith) the Network License Agreement or waive any rights or consent to the foregoing, under the provisions of the Network License Agreement, which would have a material adverse effect on Producer's rights under this Agreement.

3.       PRODUCTION FEE

         Pursuant to this Agreement, Producer shall receive a production fee (the "Production Fee") equal to $1,000 per episode, payable weekly during the Term, with respect to New Episodes of "The Price Is Right" produced and delivered during such week provided that in no event shall such fees in the aggregate exceed $6,000 per week in any given week and; provided further that the Production Fee shall be due and payable only if and when the Earn-Out Payments due and payable are in excess of the Production Fee then due. The LLC or Sub shall credit against the Earn-Out Payments (including the maximum Earn-Out Payments payable under Section 3.8(a) of the Asset Purchase Agreement) any Production Fees paid under this Agreement. Producer shall not receive any Production Fees with respect to any week during which New Episodes are not produced. No Production Fee will be paid with respect to replays.

4.       PRODUCTION

         Sub hereby engages Producer and Producer hereby agrees to produce the Program as a work-for-hire within the definition of the United States Copyright Act of 1976, as amended, for the LLC and exclusively for Network or Network Alternate exploitation and retransmission in Canada in the English language only. Sub derives its rights to "The Price Is Right" from AAG pursuant to the Network License Agreement. AAG in turn derives its rights in "The Price Is Right" from the LLC, which is the sole and exclusive owner of the


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         copyright, trademark and other intellectual property rights in and to
         "The Price Is Right". Therefore, because the LLC commissions the work made for hire by Licensee, the LLC shall directly own the New Episodes of "The Price Is Right" as a "work made for hire". Producer shall produce the Program consistent with past practices of Mark Goodson Productions, L.P. and shall discharge all above-the-line and below-the-line costs in connection therewith (as such terms are generally understood in the entertainment industry and set forth in the approved budget), in accordance with the content, approval and delivery requirements (inclusive of number of episodes of the Program to be produced) set forth in the Network License Agreement. For the 1995/1996 broadcast year, Producer will be responsible for paying any increases in the prize budget or other "below the line" costs or host fees not reimbursed by CBS in excess of the approved production budget amounts. For subsequent broadcast years, if any, during the term hereof, any increases in the prize budget or "below the line" costs or host fees for which the Producer is responsible and not reimbursed by the Network or Network Alternate would be considered increased production costs which would reduce the Domestic Net Profits and the resulting computation of Earn-Out Payments, if any, due to the Representative under the Asset Purchase Agreement. Producer will comply with all applicable requirements under the CBS License as then in effect or other Network or Network Alternate license agreement relating to the Program. NOTE: Each broadcast year must contain at least 130 new and original episodes except as approved from time to time by the Network or Network Alternate. Producer agrees to fully pay and discharge all fees, expenses, costs and other obligations incurred in connection with the production, distribution, licensing or other exploitation of the Library Episodes and the New Episodes of the Program, including without limitation, any and all obligations under any union, guild and/or residual agreement.

5.       PRODUCTION BUDGET

            The 1995/1996 production budget of the Program, which is limited to $3,229,000 for the balance of the 1995/1996 broadcast season after the Escrow Closing Date referred to in the Asset Purchase Agreement, is attached as Exhibit A hereto (the "1995/1996 Budget"). The portion of the 1995/1996 Budget applicable following the Final Closing shall be equal to $3,229,000 less 30% of all payments from the CBS Network to the Partnership during the Interim Period ending at the Final Closing. The 1996/1997 production


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            budget for the Program (if renewed on a Network or Network Alternate in accordance with the terms hereof) shall be limited to $5,000,000 for the entire broadcast season. Production budgets for subsequent broadcast years, if any, of the Program shall have increases only to the extent reasonably necessary based on increased out- of-pocket costs but in any event no more than 5% in annual increases (on a compounded basis) over the 1996/1997 Budget, exclusive of increases in the Bob Barker (or other to-be-selected host) host fees or increases in the prize budget or "below the line" costs covered by the first paragraph of Section 5 hereof. The production budget shall contain no overhead reimbursement to the Producer, other than actual direct overhead consistent in all material respects with the 1995/1996 Budget or as otherwise approved by Sub, and no contingency amounts, unless approved in writing by Sub and AAG.

            Except for Bob Barker, whose fees shall be subject solely to Network approval, the host (and the fees for the host) shall be subject to the approval of Sub and the Network (which approval, in the case of Sub, shall not be unreasonably withheld or delayed).

            Producer shall invoice Sub weekly for Programs produced during that week up to an aggregate amount in any broadcast year of the amount of the approved production budget for that year (or portion thereof in accordance herewith), incurred in connection with the production of the Program plus any amounts incurred by Producer that are reimbursable by the Network or Network Alternate apart from and in addition to the Network or Network Alternate license fee ("Reimbursements"). With respect to the 1995/1996 broadcast year, unless Sub shall reasonably adjust the payment procedure in light of a change in circumstances, each payment from the CBS Network (exclusive of Reimbursements) shall be divided by Sub as follows:
            30% shall cover production costs, 52.5% shall be remitted as Earn-Out Payments pursuant to Section 3.8(a)(i) of the Asset Purchase Agreement (less Production Fees credited against such payments) and 17.5% shall be retained by Sub, for remittance to AAG in accordance with the terms of the Network License Agreement. Nothing herein shall reduce or increase the total production costs payable to Producer for the balance of the 1995/1996 broadcast year, and the above payments shall be adjusted from time to time accordingly. Producer shall provide Sub with appropriate documentation (i.e., copies of receipts for


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            out-of-pocket expenses if requested by Sub) in connection with such out-of-pocket costs. Producer shall be responsible for all production budget overages (except as expressly provided herein) and Producer shall retain all production budget underages calculated for the broadcast year.

            Sub's obligation to reimburse Producer's production budget costs and Reimbursements and to pay Producer its Production Fees shall be subject to, and payable from, its receipt of license fee payments and related Reimbursements from the Network or Network Alternate. Within five Business Days of receipt of such license fee payments and related Reimbursements from the Network or Network Alternate, Sub shall reimburse Producer for its applicable production budget cost and the Production Fees in accordance with paragraph 3. To the extent that Producer's costs and expenses and Reimbursements exceed the Network or Network Alternate license fee payments (and related Reimbursements) to Sub, Producer shall not be reimbursed for such excess.

            Sub shall, on behalf of the LLC, make certain Earn-Out Payments to Representative in accordance with, and subject to the terms of,
            Section 3.8(a)(i) of the Asset Purchase Agreement to the extent described in the Network License Agreement, but only to the extent of receipts it receives from CBS or another Network or Network Alternate net of any costs and expenses permitted to be incurred by it under the Network License Agreement as in effect on the date hereof and as thereafter modified in accordance herewith in connection with the exploitation of the Program.

            Representative and its authorized representatives shall, upon request received by the Sub in writing, have reasonable access during normal business hours to any books, records and documents relevant to the calculation by the Sub (or, if in Sub's possession, the LLC) of any Earn-Out Payment under Section 3.8(a)(i) of the Asset Purchase Agreement with respect to Domestic Net Profits - Price Is Right Network (as defined in the Asset Purchase Agreement). All calculations of Domestic Net Profits - Price is Right Network shall be made by the LLC or the Sub in accordance with the Asset Purchase Agreement. Any disputes as to the calculation of the Earn-Out Payments shall be subject to resolution pursuant to Article 10 of the Asset Purchase Agreement.

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6.        TERM; NETWORK EXTENSIONS OR RENEWALS

          a. The term (the "Term") of this agreement shall be for a period coterminous with the Program remaining in continuous annual (i.e., broadcast year) production (i.e., each broadcast year must consist of at least 130 new and original episodes unless otherwise approved from time to time by the Network or Network Alternate), but not to exceed the Earn-Out Period, including any extension thereof, as defined in and in accordance with the Asset Purchase Agreement. In the event that the Program does not remain in continuous annual Network or Network Alternate production, this Agreement shall terminate.

          b. Sub and AAG, as Licensor under the Network License Agreement, shall have the right in their business judgment to mutually agree or refuse to agree to any Network or Network Alternate license, extension or renewal of the Program relating to the Program remaining in continuous annual production, subject to the following provisions:

                       Sub and AAG shall each agree to any extension or renewal of the current CBS License or any license, extension or renewal which ends on or before the last day of the Earn-Out Period (including any extension thereof the reasonable likelihood of which the parties will consider in good faith at the relevant time of extension or renewal) to be in effect during the term of this Agreement so long as (x) the LLC will ultimately receive at least $1.0 million, net of expenses (such expenses shall include amounts payable by Sub pursuant hereto and pursuant to the Network License Agreement) , including Earn-Out Payments and the Production Fees, annually in respect of such license during its term based on the approved production budget (including host fees and together with reasonably anticipated overages for increased prize costs or other "below the line" costs reimbursable to Producer in accordance herewith) and (y) there are no other changes from the current CBS License or any other Network or Network Alternate license then in effect with respect to such Program that Sub or AAG believes in good faith could have a material adverse effect on Sub or AAG.


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                       Producer and Sub will jointly attend every meeting with
                       the CBS Network (unless the parties agree otherwise) with respect to any extension or renewal of the current CBS License and reasonably consult with each other prior to and after such meeting (it being agreed that failure of Producer to notify Sub of every meeting or to consult with Sub following every meeting will not constitute a material breach hereof except to the extent Sub, AAG or the LLC is materially damaged thereby). In the event that for any reason the CBS License is canceled or it is determined that the Program will not be renewed or extended (the "Non-Renewal Event"), Producer will have a 45-day period from such date (subject to extension in accordance with the penultimate paragraph under this paragraph 6), jointly with Sub, to negotiate with other Networks or Network Alternates (provided that Sub shall control any negotiations with UPN, subject to consultation rights in favor of Producer). Sub shall enter into a Network or Network Alternate license (or an executed binding deal memorandum setting forth the material terms of such license) to be in effect during the term of this Agreement so long as (x) the LLC will receive at least $1.0 million, net of expenses (such expenses shall include amounts payable by Sub pursuant hereto and pursuant to the Network License Agreement), including Earn-Out Payments and the Production Fees, annually in respect of such license during its term based on the approved production budget (including host fees and together with reasonably anticipated overages for increased prize or other "below the line" costs reimbursable to Producer in accordance herewith) and (y) there are no other changes from the CBS License or any other Network or Network Alternate license then in effect with respect to such Program that Sub or AAG believes in good faith could have a material adverse effect on Sub or AAG.

                       If Producer's negotiations with CBS for an extension or renewal of the CBS License shall terminate unsuccessfully and Producer shall receive an offer from another Network or Network Alternate with respect to the continuous Network or Network Alternate broadcast of The Price Is Right, which offer complies with the provisions of this paragraph 6(b) or is otherwise acceptable to Producer, Sub and AAG but is subject to a CBS


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                       first refusal, Producer shall have the right to transmit
                       such offer to the CBS Network, and if the CBS Network does not accept such offer, to accept such Network or Network Alternate offering within five business days after the expiration of the CBS Network first refusal (subject to Sub's right to control negotiations, if any, with UPN). Anything herein to the contrary notwithstanding, Producer's 45-day period within which to secure a commitment for an extension of the Network or Network Alternate broadcasts of "The Price Is Right" shall be extended accordingly.

                       In the event that Sub does not enter into a new Network or Network Alternate license (or any executed binding deal memorandum setting forth the material terms of such license) not expressly required by the terms hereof within 45 days after the Non-Renewal Event, this agreement shall terminate (and the Term shall expire) for all periods after the then current broadcast year.

7.       COPYRIGHT

         The LLC shall own all right, title and interest in and to all copyrights in all New Episodes, the Licensed Formats and any Modified Format and shall also own all right, title and interest in and to the New Copyrights. Sub shall assign or otherwise convey to the LLC any intellectual property ownership rights to any New Episode of the Program that it may have or hereafter acquire pursuant to the terms of Network License Agreement.

8.       TRADEMARKS

         Producer agrees that the Licensed Trademark is the exclusive property of the LLC. Any goodwill associated with Producer's use of the Licensed Trademark shall inure to the exclusive benefit of the LLC. Producer shall not take any actions inconsistent with LLC's ownership of the Licensed Trademark, and shall promptly notify LLC, AAG and Sub of any unauthorized use of the Licensed Trademark of which it becomes aware.

9.       NO LIENS

         Producer shall not permit any claims, liens, security interests or encumbrances to be placed upon any of Producer's rights in any New Episode, Library Episode Modified Library Episode, Licensed Format Modified Format,


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         advertising and promotional material related thereto, or any New
         Copyright or Licensed Trademark, except for any of the foregoing approved by the LLC and the Sony Lien.

10.      STORAGE

         Producer shall properly store each master or original negative of each new Episode or Library Episode in accordance with standards customarily observed by major television producers in the United States and, to the extent applicable, as required by the Sony Agreement.


11.      DELIVERY

         Producer shall deliver the final master tapes of the Program in accordance with the content, approval and delivery requirements to be provided to Producer by the Network or Network Alternate. During the term of the Sony Agreement, Producer shall deliver copies of such tapes, at its expense, to the extent required by the Sony Agreement and shall inform the LLC of the time, quantity and content of such deliveries.

12.      APPROVALS

         Sub shall have a right of approval in regard to the principal production elements of the Program (i.e., the producer, director and host of the Program). Sub acknowledges that the principal production elements used for the 1994/1995 broadcast season are approved by it for the 1995/1996 and subsequent broadcast seasons, if any. Sub shall have a right of mutual approval in regard to all key creative elements of the Program but not the production budget to the extent it is in conformity with paragraph 5. Sub shall have the right to have a representative present during all phases of the production of the Program and at all significant production meetings.

13.      MUSIC

         Producer shall cause all original music (compositions and master tapes, collectively the "Original Music") used or embodied in the Program to be composed and produced as a work-for-hire within the definition of the United States Copyright Act of 1976, as amended, for the LLC. The LLC shall have the right to approve all agreements relating to the music. Sub shall own all right, title and interest in the Original Music subject to the composer's (i.e., the so-called writer's) share of performance rights in which Score


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         Productions, Inc. or Kalehoff Productions, Inc. has an interest as set forth in the Asset Purchase Agreement.

14.      PROMOS

         If requested by the Network or Network Alternate and either included as part of the approved production budget or reimbursed by the Network or Network Alternate, Producer shall be responsible for producing and discharging the cost of a number (agreed upon with the Network or Network Alternate) of on-air promos for the Program, consistent with the Network's or Network Alternate's requirements.

15.      RESIDUALS

         Producer, as part of the production budget, shall be responsible for all residual and replay fees arising in connection with the Network License Agreement during the Term.

16.      NO PARTNERSHIP OR JOINT VENTURE

         This Agreement shall not be construed to create a partnership or joint venture between Producer and Sub.

17.      INSURANCE

         Producer shall procure or cause to be procured and maintain the customary insurance carried by producers of television programs, including Errors and Omissions Insurance or Broadcasters Liability Insurance covering the exploitation of the program naming Sub as an additional insured and insuring Producer, and the network broadcasting the Program, the limits of such insurance being $1,000,000 for a single claim and $3,000,000 for all claims in the aggregate. Such insurance policy (policies) shall not contain any unusual exclusions or deductions. Producer may not cancel, terminate, amend, modify or otherwise alter such policy (policies) without thirty days' prior written notice to Sub and without Sub's prior written consent, which consent shall not be unreasonably withheld. Producer shall supply certificates of insurance evidencing the above coverage to Sub promptly upon execution of this agreement.

18.      WARRANTIES, REPRESENTATIONS AND COVENANTS

         Producer represents, warrants and agrees (i) that it has the full right and power to enter into this Agreement and to perform all its obligations hereunder; (ii) that neither the Program nor any parts thereof including the titles shall


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         contain any materials which will violate any law or infringe on or violate any right of any third party, including, without limitation, any copyright, trademark or trade name, patent or any contract or agreement, any civil, personal or property right; right of privacy or any other right whatsoever belonging to or constituting a slander or libel against any person, firm or corporation whatsoever; (iii) that all payments and rights clearances required to be made or secured in connection with the production and exhibition of the Program in accordance with this Agreement will have been fully made by Producer including but not limited to, residuals, clip rights and fees, and music rights and fees; (iv) Producer has not and will not, while this agreement is in effect, grant any rights with respect to Library Episodes of the Program in contravention of the rights herein granted except for those rights which have already been previously granted pursuant to the Sony Agreement; (v) Producer will deliver each Episode of the Program during the Term to the applicable Network free and clear of any and all claims, liens or encumbrances other than those created by a party other than Producer; (vi) all credits appearing on the New Episodes, as delivered to the network, shall be correct and consistent with all credit obligations to third parties; (vii) Producer shall fully pay and discharge in a timely manner any and all obligations under any union, guild, and residual agreement arising during the Term in connection with the Network or Network Alternate production, distribution, licensing or other exploitation of Library Episodes or New Episodes of the Program; (viii) Producer shall indemnify and hold harmless Sub, its officers and directors, from any claim resulting from any breach by Producer of the representations, warranties and covenants herein made.

         In addition, Producer shall indemnify and hold harmless Sub from and against any loss, liability, damage, obligation, cost or expense (including reasonable legal fees and expenses and any amount paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding, relating to or arising from or in connection with (i) the current, former or prospective employment, retention or compensation of any person (including, without limitation, any performer, actor, musician, host, writer, director, producer or any person retained in any capacity as an independent contractor) in connection with the Network or Network Alternate production, distribution, licensing or other exploitation of Library Episodes or New Episodes of the Program during the Term, including, without limitation, any obligation under any union, guild or residual agreement or (ii) any obligation or liability of the LLC, AAG or Sub under the Sony Agreement


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         except to the extent arising from the LLC's breach of the provisions of
         Schedule 7.14 of the Asset Purchase Agreement to be performed by it.

         Sub represents and warrants: that it has full right and power to enter into this Agreement; that it shall pay all sums for which it is expressly responsible hereunder; Sub is, and during the term of this Agreement shall continue to be, a wholly owned subsidiary of Interpublic; no consents are required for Sub to enter into the transactions contemplated by this Agreement or the Network License Agreement; and that it shall indemnify and hold harmless Producer from any claim resulting from any breach by Sub of its representations and warranties herein made.

         Producer shall, to the fullest extent permitted by law, indemnify and hold harmless the LLC, AAG and Sub from and against any loss, liability, damage, obligation, cost or expense (including reasonable legal fees and expenses and any amount paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding, relating to or arising from or in connection with the Assumed Contracts or otherwise in connection with the employment, retention or compensation of any person (including, without limitation, any performer, actor, musician, host, writer, director, producer or any person retained in any capacity) in connection with The Price Is Right or the other obligations of Producer arising during the Term hereof. For purposes hereof, the term "Assumed Contracts" shall mean the agreements with Bob Barker (dated 4/9/91, as amended), Rod Roddy (dated 6/1/94, as amended, between Trior Entertainment f/so/o Rod Roddy and the Partnership, Holly Hallstrom (dated 3/16/94, as amended) and Janice Pennington (dated 2/11/94, as amended), which contracts have been assigned to the LLC.

19.      MUSIC RIGHTS

         Producer represents and warrants that it has secured or will secure all necessary music rights, including without limitation, music synchronization licenses in all musical compositions contained in the Program and that all performing rights are: (a) controlled by American Society of Composers, Authors and Publishers; SESAC, Inc., BMI; or (b) in the public domain; or (c) controlled by Producer. Producer agrees to indemnify and hold harmless Sub from and against any damages or expenses which may arise out of the performance of any music in the Program in connection with the exercise of its rights hereunder, the performing rights of which come within category (c) above. Producer agrees to furnish Sub with all information reasonably requested by Sub

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         concerning the title, composer and publisher of all such music.

20.      THIRD PARTY BENEFICIARIES

         The parties hereto agree that AAG and LLC are intended third-party beneficiaries of the provisions of this Agreement.

21.      TERMINATION

         Sub shall have the right to terminate this Agreement at any time in the event that (i) Producer commits a material breach of any of its obligations under this Agreement and fails to cure such breach within 60 days of receiving a written notice of default from Sub, (ii) a petition is filed by or against Producer for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or Producer makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property, (iii) subject to the provisions set forth in paragraph 6 hereof, the CBS License terminates, or any other Network or Network Alternate license terminates. In the case of termination of this Agreement pursuant to the foregoing provision, AAG shall continue to have the right, through the Main License Agreement and the Network License Agreement (if such Network License Agreement is still in effect), to produce, record, distribute, market, broadcast, transmit, exhibit or otherwise exploit the Program for commercial purposes.

22.      ASSIGNMENTS

         This Agreement may not be assigned by either party without the other party's prior written approval (which consent will not be unreasonably withheld or delayed). The parties agree that any direct or indirect change of control of Producer prior to the completion of the 1997/1998 broadcast season shall be deemed to constitute an assignment of Producer's rights hereunder and shall require Sub's prior written approval. The parties further agree that prior to any direct or indirect change of control of Producer, whether or not prior to the completion of the 1997/1998 broadcast season, the LLC and Sub shall be given 30 days prior written notice of such proposed direct or indirect change of control (disclosing the identity of the new controlling party and the material terms of such proposed change of control) and AACI shall have the right of first refusal to acquire control of the Producer on the same terms proposed in such


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         notice.  In the event AACI does not exercise its right of first refusal, but subject to any consent required in the second sentence of this paragraph, Producer shall have the right to consummate such direct or indirect change in control on terms no more favorable to the transferee of such control than set forth in such notice within the 90 day period following non- exercise by AACI of such right of first refusal. The parties acknowledge that a direct or indirect change of control shall not be deemed to have occurred (x) as of a result of any change in the identity of the Executors of the Estate in accordance with the terms of the will of Mark Goodson or (y) so long as any of Richard Schneidman, Jeremy Shamos, Marvin Goodson, David Hurwitz or Royal E. Blakeman, or any combination of them, have direct or indirect control of the Producer.

23.      MISCELLANEOUS

         This Agreement shall be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed therein and shall not be modified except by a written document executed by both parties hereto. This agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements or understandings, written or oral, relating to the subject matter hereof. Paragraph headings are for convenience of the parties only and shall have no legal effect whatsoever. All notices hereunder, unless specified otherwise shall be in writing and shall be given at the addresses set forth in Paragraph 1 either by personal delivery, telegram, telefax or telex (toll prepaid) or by registered or certified mail (postage prepaid) and shall be deemed given on the date delivered, telegraphed, telefaxed or telexed or the date mailed.

24.      DEFINITIONS

         Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Asset Purchase Agreement.

         "Library Episodes" shall mean the audiovisual productions of the Program constituting Assets acquired by the LLC at the Final Closing of the Asset Purchase Agreement and licensed to Sub, directly or indirectly by AAG through the Network License Agreement, including any modifications thereof.

         "Licensed Formats" shall mean the outlines, treatments or formats for "The Price Is Right" shows in the Territory, including any modifications thereof made by Sub.

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         "Licensed Trademark" shall mean the trademark "The Price Is Right".

         "Modified Format" shall mean the work resulting from any modification by Sub of the Licensed Formats. Each Modified Format shall also be deemed a Licensed Format.

         "New Copyrights" shall have the meaning specified in paragraph 9(a) of the Network License Agreement.

         "New Episodes" shall mean any audiovisual production based on the Licensed Formats (including any Modified Format) produced by Sub or its sublicensees pursuant to this Agreement.

25.      EFFECTIVENESS

         This Agreement shall become effective at the Final Closing of the Asset Purchase Agreement and shall be of no force or effect if the Asset Purchase Agreement is terminated in accordance with its terms.

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        IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

INTERPUBLIC GAME SHOWS, INC. ("SUB")


By:   /s/  THOMAS VOLPE
   ----------------------------
Its:  Chairman and President
Date: October 6, 1995


TPIR LLC ("PRODUCER")


By:  /s/  RICHARD SCHNEIDMAN
   ----------------------------
Name:  Richard Schneidman
Title: Vice President


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